UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

Medidata Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34387	13-4066508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hudson Street, 9th Floor New York, New York		10014
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

Effective July 1, 2014, Medidata Solutions, Inc. (the “Company”) has appointed David Colistra, age 48, as the Company’s Senior Vice President and Chief Accounting Officer. Cory Douglas, who previously served as the Company’s Chief Accounting Officer, will continue to serve as the Company’s Executive Vice President and Chief Financial Officer. Mr. Colistra has more than 25 years’ experience in accounting, auditing and financial planning & analysis. Prior to joining the Company, Mr. Colistra worked in various finance positions at IBM Corporation, serving as Vice President and Chief Financial Officer, IBM Software Group, Industry Cloud Solutions Division, from August 2012 to June 2014; as Vice President, Worldwide Software Group Operations and Controls, from March 2010 to August 2012; as Vice President Finance, Global Business Partner Organization, from May 2007 to February 2010; as CFO - IBM Latin America, from August 2004 to May 2007; and as Director of Accounting Practices and External Financial Reporting from November 2000 to July 2004. Mr. Colistra previously held auditing and accounting positions with Reader’s Digest Association and PricewaterhouseCoopers LLP. Mr. Colistra holds a B.S. degree in accounting from Ithaca College and has qualified as a Certified Public Accountant.

Effective July 1, 2014 (the “Grant Date”), Mr. Colistra received the following equity awards pursuant to the Company’s Amended and Restated 2009 Long-Term Incentive Plan: (1) a grant of 31,000 options to purchase the Company’s common stock, with an exercise price of $44.16 per share, to vest over a four-year period, with 25% vesting on the first anniversary of the Grant Date and then 1/36 of the remainder per month for the following 36 months; and (2) a grant of 11,500 shares of restricted stock of the Company, to vest annually over a four-year period, 25% on each of the first, second, third and fourth anniversaries of the Grant Date. In addition, Mr. Colistra has entered into a change in control agreement whose terms are substantially similar to the executive change in control agreements described below and attached as Exhibit 10.1.

There are no understandings or arrangements between Mr. Colistra and any other person pursuant to which he was appointed as the Company’s Chief Accounting Officer. In addition, Mr. Colistra has no material interest in any transaction or proposed transaction in which the Company is or is to be a party. Mr. Colistra has no family relationship with any director or executive officer of the Company.

Amendments to Executive Change in Control Agreements

The Company previously disclosed that it entered into executive change in control agreements with the Company’s named executive officers (each such named executive officer referred to in this Form 8-K as an “Executive”). On March 1, 2012, the executive change in control agreements were amended to eliminate the Company’s obligation to make tax gross-up payments.

On July 7, 2014, the executive change in control agreements were further amended principally to clarify that (i) vesting of outstanding service-based and performance-based equity awards would not automatically accelerate upon the occurrence of a change in control absent a termination of employment of the affected employee, and (ii) performance-based vesting conditions would be determined in accordance with the applicable award agreement.

The foregoing description of the amendment is not complete and is qualified in its entirety by reference to the full terms and conditions of the amended and restated change in control agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Form of Amended Executive Change in Control Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIDATA SOLUTIONS, INC.
Date: July 8, 2014
	By:	MICHAEL I. OTNER
	Name:	Michael I. Otner
	Title:	Executive Vice President—General Counsel and Secretary